Registration No. 333-45740
Rule 424(b)(2)

PRICING SUPPLEMENT No. 12 Dated May 23, 2001 (To Prospectus dated September 22, 2000)
$10,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue Floating Rate Notes
Principal Amount: $1,250,000,000
Price to Public: 100%	Proceeds to HFC: 99.886%
Issue Date: May 29, 2001	Stated Maturity: May 28, 2004
Redeemable On or After: Not Applicable
Initial Interest Rate: To be determined on May 24, 2001.
Interest Rate Basis: LIBOR Telerate.
Spread or Spread Multiplier: Plus .35% (+ 35 basis points)

Interest Payment Dates: On the 28th of August, November, February and May of each year, commencing August 28, 2001, and the Stated Maturity. If said day is not a Business day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately proceeding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Reset Date: On each Interest Payment Date.
Interest Determination Date: On the Second London Business Day prior to each Interest Payment Date.
Index Maturity: Three months.

Agent: Merrill Lynch, Pierce, Fenner & Smith Incorporated - $150,000,000

UBS Warburg LLC - $150,000,000

Morgan Stanley & Co. Incorporated - $150,000,000

Banc One Capital Markets, Inc. - $150,000,000

Banc of America Securities LLC - $150,000,000

Barclays Capital, Inc. - $50,000,000

Bear, Stearns & Co. Inc. - $150,000,000

Deutsche Banc Alex. Brown Inc. - $150,000,000

J.P. Morgan Securities Inc. - $150,000,000

Agent's Discount or Commission: .114%